Exhibit 10.5

801 East 86th Avenue

Merrillville, IN 46410

August 29, 2011

Mr. Christopher A. Helms

11705 Durrette Drive

Houston, Texas 77024

Re:	Resignation and Separation Agreement

Dear Chris:

This Letter Agreement confirms our agreement concerning your employment status. If you sign this Letter Agreement, it will constitute the mutual agreement between you and the Company (the “Company,” as used herein, means NiSource Inc. or any of its affiliates or subsidiaries, including NiSource Gas Transmission and Storage Company) regarding your employment. As we discussed, you have decided to resign from your position of Executive Vice President and Group CEO of the NiSource Gas Transmission & Storage business unit and all positions that you hold as an officer, manager or board member at the Company or at any entity in which the Company holds an interest or investment, effective August 31, 2011 (the “Effective Date”). However, you will continue your employment with the Company and provide the Company the benefit of your experience and expertise through October 31, 2011.

1.	Employment Status

You will continue as a full-time active employee of the Company until the date of the earliest of any of the following to occur (“Separation Date”): (a) the Company terminates your employment for cause; (b) you end your employment with us; or (c) October 31, 2011 (or any other date that is mutually agreed upon by you and the Company in writing). For purposes of this Letter Agreement, “cause” shall mean: 1) your conviction of any criminal violation involving dishonesty, fraud, or breach of trust; 2) the commission of any willful act constituting fraud or breach of fiduciary duty to the Company and its shareholders which has an adverse impact on the Company; 3) any act or omission by you that causes a regulatory body with jurisdiction over the Company to demand, request or recommend that you be removed or suspended from your employment with the Company; 4) your willful and material violation of the Company’s policies; 5) your substantial nonperformance of your material duties and responsibilities; or 6) a breach of Paragraph 9 of this Letter Agreement.

As an active employee, you will be required to perform the services as necessary to continue as a full-time active employee of the Company through the Separation Date, and you will continue to be eligible for participation in the Company’s benefits plans in accordance with the terms of those plans and applicable law.1 Your portion of any premiums for the respective plans will continue to be payroll deducted and your cost, if any, to participate in such plans shall be at the customary costs charged to senior executives of the Company.

2.	Transition and Ongoing Responsibilities

You have informed us that you will not be in the office after Wednesday, August 31, 2011. You agree to transition all the matters in which you are engaged as an officer and director of the Company on or before August 31, 2011, to other Company personnel that we designate.

As part of your transition services before and after the Separation Date, you agree, at the request of the Company’s counsel, to prepare for, and provide testimony at trial or deposition in any litigation in which the Company is involved. Your employment, retention and compensation under this Letter Agreement will not be dependent on the outcome of any litigation or the content of any testimony that you provide therein (other than the truthfulness thereof).

3.	Consideration

The Company shall pay you a total amount of FOUR MILLION EIGHT HUNDRED THIRTY EIGHT THOUSAND FOUR HUNDRED EIGHT DOLLARS ($4,838,408) with the exception of the COBRA payments identified in Paragraph 3(c), which shall be calculated prior to and paid on October 31, 2011.

(a) The Company agrees to pay you a separation allowance payment in the total amount of THREE MILLION FIVE HUNDRED SEVENTY EIGHT THOUSAND FOUR HUNDRED EIGHT DOLLARS ($3,578,408), less state, federal, FICA and other applicable withholding and authorized deductions (the “Separation Allowance Payment”). Five percent (5%) of the total amount of the Separation Allowance Payment shall be consideration for the Release of Age Discrimination Claims by you, set forth in Paragraph 12 of this Agreement, and ninety five percent (95%) of the total amount of the Separation Allowance Payment shall be for consideration for the General Release and Discharge by you as set forth in Paragraph 11 of this Agreement, and for your other promises in this Agreement. The Separation Allowance payment shall be made on the date, which is the later of the expiration of the seven (7) day, right to revoke this agreement, as specified in Paragraph 12, or October 31, 2011. These payments are in lieu of any payments you might have otherwise received under the NiSource Inc. 2010 Omnibus Incentive Plan.

[1]

You will be eligible to continue to participate in the Company’s plans concerning medical benefits, dental benefits, vision benefits, EAP, life insurance, the Company’s pension plan, 401(k) plans, Pension Restoration Plan, Savings Restoration Plan, Sick Pay Plan, Vacation Plan, Long Term Disability Plan, and NiSource Inc. Executive Deferred Compensation Plan. For purposes of each of these plans, your termination date will be your Separation Date, and all payments under these plans will be based upon the terms and conditions of these plans.

(b) In consideration for your agreement not to compete as set forth in Paragraph 10 of this Agreement, the Company shall pay to you a payment in the total amount of ONE MILLION TWO HUNDRED SIXTY THOUSAND AND NO/100 DOLLARS ($1,260,000.00), (the “Non-Compete Payment”). The Non-Compete Payment shall be paid to you in two (2) installments. The first installment of ONE HUNDRED EIGHTY THOUSAND AND NO/100 DOLLARS ($180,000.00) shall be made on the date, which is the later of the expiration of the seven (7) day, right to revoke this agreement, as specified in Paragraph 12, or October 31, 2011. The second installment of ONE MILLION EIGHTY THOUSAND AND NO/100 DOLLARS ($1,080,000.00) shall be made on January 2, 2012. Unless agreed to in writing by the parties to this agreement prior to October 31, 2011, all applicable state, federal, FICA and other mandated tax withholdings will be withheld from the Non-Compete Payments.

Notwithstanding anything herein to the contrary, in the event of a breach by you of any of the provisions contained in Paragraph 10 of this Agreement, and such breach is not otherwise cured within five (5) business days following your receipt of written notice of the breach from the Company, you shall immediately: (i) be obligated to repay any portion of the Non-Compete Payment received by you; and (ii) shall forfeit the right to receive any and all remaining installments of the Non-Compete Payment.

(c) In addition, on October 31, 2011, you will receive a lump sum payment equivalent to 130% of 104 weeks of COBRA (as described in Paragraph 5) continuation coverage premiums in lieu of any continued medical, dental, vision and other welfare benefits offered by the Company.

4.	Vacation

Upon the termination of your employment you will receive a lump sum payment representing compensation for your accrued and unused vacation as of your Separation Date. This payment will be subject to legally mandated deductions for Social Security and federal, state and local taxes, as well as deductions for any contributory benefit plans in which you elect to continue participation.

5.	COBRA Coverage

You will continue to participate in the group health, dental, vision and other welfare plans as a full-time active employee of the Company through your Separation Date, at which time your coverage as an active employee will cease. At that time, the termination of your employment will be a qualifying event under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Company will notify you and/or your dependents of the insurance coverage, which you may continue on a self-pay basis as, provided by COBRA upon termination of your employment.

6.	Long Term Incentive Plan

In accordance with the 1994 Long Term Incentive Plan and the NiSource Inc. 2010 Omnibus Incentive Plan, and your agreements pursuant thereto, any equity grants awarded (including, but not limited to, any Restricted, Contingent or Performance Shares) which have not vested as of the Separation Date will be forfeited.

7.	Indemnification

During your employment with the Company and following the Separation Date, (a) you will remain entitled to indemnification by the Company pursuant to its by-laws in effect as of the Effective Date, notwithstanding any change made thereafter, except as such change may be required by law and (b) you will also be entitled to coverage under the directors and officers liability insurance policies maintained by the Company (as in effect from time to time) to the same extent as other former officers of the Company.

8.	Return of Property – Sale of Cellular Telephone and Transfer of Telephone Number

You agree to return to the Company any and all of its property, including but not limited to, keys, employee identification or security access cards, telephones, computing equipment, and credit cards on or before the Separation Date. The Company will permit you to buy from it, at its cost, the currently assigned IPhone cellular telephone with the number (713) 818-9291 for your personal use. The Company will assist you in transferring the hardware and service (including the transfer of the cellular telephone number to you) to Verizon or your carrier of choice. The capability to use proprietary software or applications which would provide access to Company owned or controlled IT technology will be removed from the device prior to transfer to you.

9.	Confidentiality

You acknowledge that preservation of a continuing business relationship between the Company and its respective customers, representatives, and employees is of critical importance to the continued business success of the Company and that it is the active policy of the Company to guard as confidential certain information not available to the public and relating to the business affairs of the Company. In view of the foregoing, you agree that you shall not disclose to any person or entity any such confidential information that was obtained by you in the course of your employment by the Company without the prior written consent of the Company. It will not be considered a violation of this Paragraph 9 if you are required to disclose confidential information pursuant to applicable law, a court order, a governmental or administrative directive or a lawful subpoena, provided you give the Company prompt notice that you have been required to disclose confidential information prior to the disclosure thereof.

Moreover, you agree that upon termination of your employment, you will promptly deliver to the Company all documentation and other materials relating to the Company’s business which are in your possession or under your control, including customer and potential customer lists, product lists, and marketing material, whether in written or electronic data form, and you will delete, destroy or discard all copies of such confidential information remaining in your possession; provided, however, that you will be able to keep a hard and electronic copy of your contact list.

Notwithstanding the foregoing, Confidential Information does not include the Employee’s general knowledge of, or experience in, the industry, matters known to you prior to your employment with the Company, or knowledge or information known or available to the public in general.

You further acknowledge and agree that the Company’s remedy in the form of monetary damages for any breach by you of any of the provisions of this section may be inadequate and that, in addition to any monetary damages for such breach, the Company shall be entitled to institute and maintain any appropriate proceeding or proceedings, including an action for specific performance and/or injunction.

10.	Agreement Not to Compete

YOU ACKNOWLEDGE THAT THE COMPANY HAS A REASONABLE AND LEGITIMATE BUSINESS INTEREST IN PROTECTING ITS TRADE SECRETS AND CONFIDENTIAL INFORMATION FROM USE BY OR DISCLOSURE TO OTHER INDIVIDUALS, COMPANIES OR ENTITIES.

(a)	In consideration for the Non-Compete Payment to you set forth in Paragraph 3(b) of this Agreement, and in order to protect the Company’s trade secrets and confidential information from intentional or inadvertent disclosure to or use by competitors, you agree that for the period commencing on November 1, 2011, and continuing through December 31, 2012, you will not:

(1)	Accept a position in a capacity similar to or relating to the functions you performed for the Company, with any of the following entities: Dominion; El Paso; Spectra; Williams; National Fuel; and/or Equitable or any of their affiliates (individually each a “Restricted Entity”, collectively “Restricted Entities”) (except as a passive investor in publicly held companies or limited partnerships) in the continental United States.

(b)	In consideration for the payment made to you as set forth in Paragraph 3(b) of this Agreement, you also agree that for the period commencing on November 1, 2011, and continuing through December 31, 2012, you will not solicit employees of the Company.

11.	Release of Claims

In consideration of the payment and benefits described above, you, on behalf of yourself and your heirs, executors, and administrators, fully and finally settle, release, and waive any and all rights or claims you may have, known or unknown, under your employment agreement dated March 15, 2005, and any and all claims, known or unknown, arising from any and all local, state, and federal civil, common, contractual and statutory law (including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 (“FMLA”), and the Employee Retirement Income Security Act of 1974, as those Acts are amended), and equitable claims against the Company and all of its stockholders, predecessors, successors, agents, directors, officers, employees, representatives, and attorneys, occurring or arising prior to you signing this Letter Agreement.

You acknowledge that you have received all benefits under the FMLA, if any, to which you believe you may be entitled. You represent that you are not aware of any facts in which a claim under the FMLA could be brought.

You acknowledge and agree that this release is being given only in exchange for consideration to which you are not otherwise entitled. The Company agrees that nothing in this Letter Agreement waives or releases any claims you may have involving the enforcement of the terms and conditions of this Letter Agreement or any of the Company’s employee benefit plans.

12.	Special Release Notification Under the Age Discrimination and Employment Act

You understand and agree that this Agreement includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, you acknowledge that you have been advised: (a) this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; (b) to consult with an attorney and/or other advisor of your choosing concerning your rights and obligations under this release; (c) to consider fully this release before executing it; (d) that you have been offered ample time and opportunity, at least twenty-one (21) days, to do so; and (e) that this release shall become effective and enforceable seven (7) days following execution of this Agreement by you, during which seven (7) day period you may revoke your acceptance of this Agreement by delivering written notice to Robert D. Campbell, NiSource Inc., 801 E. 86th Avenue, Merrillville, IN 46410.

13.	Covenant Not To Assert Claims

You warrant that you have not initiated or filed any claims of any type against the Company with any court or governmental or administrative agency and covenant that you will not do so in the future with regard to any claim released herein nor will you voluntarily assist others in doing so. This is not intended to waive any unwaivable right you may have to participate in proceedings against the Company, but you agree to waive any relief, which may be obtained from such participation.

14.	Outstanding Charges

You hereby agree to pay the Company any outstanding amounts owed to the Company, and further agree that by signing this agreement you hereby authorize the Company to deduct any outstanding charges from your final payment.

The Company agrees to reimburse you for any business expenses that you incurred in the course of your employment pursuant to the Company’s policies. The Company specifically agrees to reimburse you The Coronado Club initiation fees in the amount of SIX THOUSAND FOUR HUNDRED NINETY FIVE AND NO/100 DOLLARS ($6,495.00) and the monthly dues for the months of September and October in the amount of FIVE HUNDRED NINETY FIVE AND 38/100 DOLLARS ($595.38) no later than September 9, 2011.

15.	Governing Law

This Letter Agreement shall be construed in accordance with the laws of Indiana, without regard to conflict of laws principles of any state.

16.	Severability

In the event that one or more of the provisions contained in this Letter Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the Company shall have the option to enforce the remainder of this Letter Agreement or to cancel it.

17.	Non-Disclosure and Non-Disparagement

For the period commencing on November 1, 2011, and continuing through October 31, 2013:

(a) You expressly agree that you will keep the terms of this Letter Agreement strictly confidential and that you will not disclose the terms of this Letter Agreement to anyone other than your spouse, members of your immediate family, your legal counsel or your tax and financial advisors, provided that they each agree to preserve the confidentiality of the terms of this Letter Agreement, except to the extent that disclosure is required (a) by law, subpoena, order of court or other governmental or administrative directive, compliance with which is mandatory, or (2) to enforce your rights under this Letter Agreement or any of the Company’s employee benefit plans.

Notwithstanding anything set forth in this Agreement to the contrary, both parties may disclose to any and all persons, without limitation of any kind the “tax treatment” and “tax structure” (as those terms are defined in Treas. Reg. 1.601 l-4(c)(8) and (9) respectively) of this Agreement and the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such “tax treatment” and “tax structure.”

Nothing herein should be construed as a limitation on your ability to consult with your counsel or with an administrative agency.

(b) You agree not to disparage the Company or portray it in a negative light.

(c) The Company agrees that its senior executives (defined herein as those officers required to make Securities and Exchange Commission Act Section 16 filings) will not disparage you or portray you in a negative light. The Company hereby acknowledges that a breach of the provisions of this Paragraph 17(c) shall constitute and be treated as a material breach of this Agreement and will be detrimental to and cause harm to you. In addition to monetary damages in the event of such breach, you will be relieved immediately from the various obligations contained herein, including the agreement not to compete contained in Paragraph 10.

18.	Compliance with 409 A of the Internal Revenue Code

You and the Company will administer this agreement so as to comply with the requirements of Section 409A of the Internal Revenue Code.

19.	Complete Agreement

You acknowledge that in accepting this Letter Agreement, you have not relied upon any representation or promise other than those expressly stated in this Letter Agreement.

This Letter Agreement and the documents specifically referred to herein constitute the complete understanding between you and the Company relating to your separation and supersedes any and all prior agreements, promises, representations or inducements, no matter their form, concerning your employment with the Company. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties. This Letter Agreement may not be amended or modified except by a writing signed by the Company and you.

20.	Important Information

You acknowledge that the Company has advised you take up to 21 days to consider the terms and conditions outlined above, and that the Company has also advised you to consult an attorney before signing this Letter Agreement. You also have the right to revoke your execution of this Letter Agreement within 7 days after execution in accordance with the Notice To Employee attached hereto.

If you accept the terms and conditions outlined above, including Paragraph 11, please sign both copies of this Letter Agreement in the space provided below to signify your acceptance, and return both copies to Robert D. Campbell by September 19, 2011, on which date this offer will expire if not accepted. If you accept the terms and conditions outlined above, your acceptance is in lieu of any and all other severance programs offered by the Company and you knowingly and voluntarily waive participation in all other severance programs offered by the Company. You acknowledge that the Company’s performance under this Letter Agreement and under the employee benefit plans referenced herein constitutes full and complete payment of all amounts due to you from the Company and constitutes additional consideration to which you are not otherwise entitled.

Very truly yours,

/s/ Robert D. Campbell
Robert D. Campbell
Sr. Vice President Human Resources

Accepted:

/s/ Christopher A. Helms	Date: August 30, 2011
Christopher A. Helms